PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                             THE CLOTHESTIME, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                  CLOTHESTIME

                             5325 E. HUNTER AVENUE
                           ANAHEIM, CALIFORNIA 92807

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     You are invited to attend the Annual Meeting of Stockholders of The Clothestime, Inc. (the "Company") to be held at 10:00 A.M., California time, on Friday, June 14, 1996, at the Company's principal executive offices, located at 5325 E. Hunter Avenue, Anaheim, California 92807 for the following purposes:

          1. To elect two Class II directors to the Board of Directors to hold office for a term of three years and until their respective successors are elected and qualified.

          2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 25, 1997.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors nominates Norman Abramson and Herman D. Epstein as the nominees for election to the Board of Directors as Class II directors.

     The Board of Directors has fixed the close of business on April 24, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS ANNUAL MEETING IN PERSON. STOCKHOLDERS ARE REQUESTED TO SIGN, DATE
AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID AND ADDRESSED ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND. IN THE EVENT A STOCKHOLDER WHO HAS RETURNED A SIGNED PROXY ELECTS TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE STOCKHOLDER WILL BE ENTITLED TO VOTE.

                                          By Order of the Board of Directors,

                                          [SIG]
                                          David A. Sejpal
                                          Secretary

Anaheim, California
May 14, 1996

                                  CLOTHESTIME

                             5325 E. HUNTER AVENUE
                           ANAHEIM, CALIFORNIA 92807

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Clothestime, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on Friday, June 14, 1996, at the Company's principal executive offices, located at 5325 E. Hunter Avenue, Anaheim, California 92807, at 10:00 A.M., California time, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is May 14, 1996.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The Board of Directors of the Company (the "Board of Directors" or the "Board") has fixed the close of business on April 24, 1996, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The only outstanding class of stock of the Company is its common stock, par value $.001 per share ("Common Stock"), and, at the Record Date, 14,198,241 shares were outstanding and 565,000 shares were held as Treasury Shares. Each share of Common Stock, excluding Treasury Shares, entitles the record holder on the Record Date to one vote on all matters. With respect to the election of directors only (Proposal 1), stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees.

     The Bylaws of the Company set forth certain procedures relating to the nomination of directors (the "Nomination Bylaw"), and no person shall be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw.

     Nominations of persons for election to the Board of Directors may be made by (i) the Board of Directors or a committee appointed by the Board of Directors or (ii) any stockholder who is a stockholder of record at the time of giving the notice provided for in the Nomination Bylaw, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the Nomination Bylaw.

     Nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting. To be in proper written form, such stockholder's notice shall set forth or include (i) the name and address, as they appear on the Company's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;
(iv) a description of all arrangements or understandings between or among any of
(A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of the meeting for election of directors shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provision, a stockholder also shall comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw.

     Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (i) by delivering to the Secretary of the Company, David A. Sejpal, at or prior to the Annual Meeting, an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (ii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted "FOR" (i) election of the Board's two nominees for Class II directors and (ii) ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 25, 1997 ("Fiscal 1996"). As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

     A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Each of the two candidates for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting on each of the proposals (other than the election of directors) is required for the adoption or ratification of each proposal. Abstentions will be counted as votes against any of the proposals as to which a stockholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. The Company will utilize the services of Morrow & Co. to assist in the solicitation of proxies in connection with this Proxy Statement and such firm will receive a fee estimated to be $4,000 and will be reimbursed for out-of-pocket expenses. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information as of the Record Date regarding all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of Common Stock, each of the directors of the Company, each nominee for director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption "Compensation of Executive Officers" and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person or based upon statements filed with the Securities and Exchange Commission (the "SEC").

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
                              NAME                             OWNERSHIP(1)(2)     CLASS(1)(2)
    --------------------------------------------------------  -----------------    -----------
    Dimensional Fund Advisors Inc.(3).......................         756,000            5.3%
    Raymond A. DeAngelo(4)(5)(6)............................       1,078,000            7.3%
    Class I Director:
      George Foos(7)........................................          53,000              *
    Class II Directors/Nominees:
      Norman Abramson(7)....................................         327,412            2.3%
      Herman D. Epstein(8)..................................          27,499              *
    Class III Directors:
      John Ortega II(9)(10).................................       2,542,933           17.3%
      David A. Sejpal(7)....................................         173,200            1.2%
    Jeffrey R. Dake(7)......................................          83,200              *
    Charles Castaneda(7)....................................           5,000              *
    Barry Grosser(11).......................................               0              0
    Lynne Sperling(12)......................................               0              0
    All directors and executive officers as a group
      (9 persons)(13).......................................       3,212,244          20.85%

- ---------------

  *  less than 1%.

 (1) Subject to applicable community property and similar statutes.

 (2) Includes (a) shares beneficially owned, whether directly or indirectly, individually or together with associates, and (b) shares of which beneficial ownership may be acquired within 60 days of the Record Date by exercise of stock options ("Stock Option Shares").

 (3) Dimensional Fund Advisors Inc. ("DFA"), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, filed a Schedule 13G with the SEC on or about February 7, 1996. Certain persons who are officers of DFA also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. DFA has sole voting power over 535,400 shares, and the officers of DFA who serve as officers of the Fund and the Trust vote 97,200 additional shares owned by the Fund and 123,400 additional shares owned by the Trust. DFA has sole dispositive power over all 756,000 shares.

 (4) The mailing address of such stockholder is in the care of R.A.D. & Associates, 4721 East Copa De Oro Drive, Anaheim, California 92807.

 (5) Includes 583,333 Stock Option Shares.

 (6) For the period from January 6, 1995 through January 6, 1997, Mr. Raymond DeAngelo has agreed pursuant to a Settlement and Release Agreement with the Company to vote all shares held of record or beneficially for nominees to the Board of Directors of the Company in the same proportion as the votes cast for the election of the members of the Board by the holders of Common Stock. The Company has not made any payments in connection with the Settlement and Release Agreement since December 8,

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

     1995, the date on which the Company and certain of its subsidiaries filed petitions in the United States Bankruptcy Court for the Central District of California, Santa Ana Division, seeking reorganization under chapter 11 of the Bankruptcy Code (defined below). Such payments constitute payments on prepetition claims, which are prohibited by the Bankruptcy Code. Accordingly, Mr. DeAngelo may take the position that he is not required to perform his obligations under the Settlement and Release Agreement, including provisions requiring him to vote all shares held of record or beneficially in accordance with the Settlement and Release Agreement. See "Transactions with Management and Others".

 (7) All Stock Option Shares.

 (8) Includes 19,999 Stock Option Shares.

 (9) The mailing address of such stockholder is in care of The Clothestime, Inc., 5325 E. Hunter Avenue, Anaheim, California 92807.

(10) Includes 543,333 Stock Option Shares.

(11) Mr. Grosser ceased to be an executive officer and an employee of the Company on December 21, 1995.

(12) Ms. Sperling ceased to be an executive officer and an employee of the Company on December 14, 1995.

(13) Includes 1,205,144 Stock Option Shares.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     Under the Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), which provide for a "classified" Board, two persons, Norman Abramson and Herman D. Epstein, have been nominated by the Board of Directors for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 1999 and until their respective successors are elected and qualified. A plurality of the votes cast at the Annual Meeting is required for election of each nominee.

     The Bylaws presently provide for five directors. Currently, there is one Class I director (Mr. Foos), whose term expires at the 1998 annual meeting of stockholders; two Class II directors (Messrs. Abramson and Epstein), whose term expires at the Annual Meeting; and two Class III directors (Messrs. Ortega and Sejpal), whose term expires at the 1997 annual meeting of stockholders.

     On December 8, 1995, the Company and five of its subsidiaries (including Clothestime Stores, Inc., the subsidiary of the Company which conducts its retail operations ("Stores") and MRJ Industries, Inc., a distribution, purchasing and management services subsidiary of the Company ("MRJ")) filed petitions in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the "Bankruptcy Court"), seeking reorganization under chapter 11 of the Federal Bankruptcy Code (the "Bankruptcy Code"). The Company and such subsidiaries are being operated as debtors-in-possession under the Code. Each of the current directors of Company, including the two nominees, were serving as directors of the Company at the time of such filings.

     Each of the two nominees presently serves as a Class II director and has served continuously as a director of the Company since the date indicated in his biography below. In the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE FOR THE ELECTION OF THE TWO DIRECTOR NOMINEES LISTED BELOW.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF NORMAN ABRAMSON AND HERMAN D. EPSTEIN AS CLASS II DIRECTORS.

INFORMATION WITH RESPECT TO THE CLASS II DIRECTOR NOMINEES

     The following table sets forth information regarding the nominees, including age on the date of the Annual Meeting, present position with the Company, period served as a director and other business experience during the past five years.

                                DIRECTOR                PRINCIPAL OCCUPATION AND OTHER
         NAME            AGE     SINCE                  INFORMATION CONCERNING NOMINEE
- -----------------------  ---    --------    ------------------------------------------------------
Norman Abramson........  56       1986      Mr. Abramson has been the President and Chief
                                            Operating Officer of the Company since February 1987.
                                            In addition, Mr. Abramson serves as a director and
                                            President, Chief Operating Officer and Secretary of
                                            both MRJ and Stores, positions he has held since
                                            December 1993. Mr. Abramson also served as Executive
                                            Vice President and Chief Operating Officer of the
                                            Company from April 1986 to February 1987 and Secretary
                                            of the Company from March 1991 to April 1995.
Herman D. Epstein......  68       1992      Mr. Epstein has been the Chairman of the Board of HDE
                                            Associates, a realty investment company, since
                                            September 1988. In addition, Mr. Epstein serves as a
                                            consultant to Elite, Inc., a private transportation
                                            firm, a position which he has held since October 1988.
                                            Mr. Epstein served as Vice Chairman, Director and
                                            Chief Merchandising Executive of Lerner Stores, Inc.
                                            from October 1983 to November 1986 and as a consultant
                                            with Lerner Stores, Inc. from December 1986 to January
                                            1988. From July 1988 to December 1992, Mr. Epstein
                                            served as a consultant to the Company.

INFORMATION WITH RESPECT TO DIRECTORS WHOSE TERMS CONTINUE

     The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class I or Class III Directors and are continuing in office as Directors of the Company.

                                DIRECTOR                PRINCIPAL OCCUPATION AND OTHER
         NAME            AGE     SINCE                 INFORMATION CONCERNING INCUMBENT
- -----------------------  ---    --------    ------------------------------------------------------
Class I Director -- Term Expiring at the 1998 Annual Meeting
George Foos............  75       1987      Mr. Foos has been Chairman and President of George
                                            Foos & Associates, a management consulting firm, since
                                            April 1983. Mr. Foos also serves as Chairman of the
                                            Board of Great Western Value Centers, a real estate
                                            development company. He has served in that position
                                            since 1984. Mr. Foos served as Chairman of the Board
                                            of Metropolitan Real Estate Group, a real estate
                                            development company, from 1984 to 1990, and a
                                            consultant and a director of Alcott and Andrews, a
                                            chain of retail clothing stores serving upscale career
                                            women from 1983 to 1989. From 1976 to 1983, Mr. Foos
                                            was Chairman of the Board and Chief Executive Officer
                                            of Emporium Capwell, San Francisco, California, a
                                            chain of department stores.

                                DIRECTOR                PRINCIPAL OCCUPATION AND OTHER
         NAME            AGE     SINCE                 INFORMATION CONCERNING INCUMBENT
- -----------------------  ---    --------    ------------------------------------------------------
Class III Directors -- Term Expiring at the 1997 Annual Meeting
John Ortega II.........  47       1978      Mr. Ortega, one of the founders of the Company, has
                                            been Chairman of the Board of Directors, a director
                                            and an executive officer position, since September
                                            1990. In addition, Mr. Ortega serves as a director and
                                            Chairman of the Board, a director and officer
                                            position, of MRJ, and as a director and Chairman of
                                            the Board and Chief Executive Officer of Stores,
                                            positions he has held since December 1993. In January
                                            1995, Mr. Ortega was elected Chief Executive Officer
                                            of the Company and MRJ. Mr. Ortega was Vice Chairman
                                            of the Board of the Company, a director and an
                                            executive officer position, from September 1982 to
                                            September 1990 and Vice President and Chief Financial
                                            Officer of the Company from its inception to September
                                            1982.
David A. Sejpal........  38       1995      Mr. Sejpal has served as a Vice President of the
                                            Company since June 1991 and its Chief Financial
                                            Officer since December 1990. Mr. Sejpal also has
                                            served as the Company's Treasurer since May 1991 and
                                            Secretary since April 1995. In addition, Mr. Sejpal
                                            serves as Vice President, Chief Financial Officer,
                                            Treasurer and Assistant Secretary of MRJ, positions he
                                            has held since December 1993. Mr. Sejpal served as
                                            Corporate Controller of the Company from September
                                            1988 to December 1990 and Director of Finance from
                                            December 1986 to September 1988.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD AND ITS COMMITTEES

     The Board of Directors manages the business of the Company. It establishes overall policies and standards for the Company and reviews the performance of management. The Board has established several committees whose functions are briefly described below. The directors are kept informed of the Company's operations at meetings of the Board and its committees through reports and analyses and discussions with management.

     The Board of Directors meets on a regular basis and during the fiscal year ended January 27, 1996 (the "Fiscal Year" or "Fiscal 1995") met on five occasions.

     Executive Committee. The Executive Committee has all the power and authority of the Board of Directors with respect to the day-to-day management of the business, as well as the authority to handle the third-party financing needs of the Company, to open and close new stores (including entering into leasehold commitments), to consummate certain acquisitions and to review and approve all compensation policies, plans and arrangements for all non-officer personnel (except to the extent of determining bonus compensation of certain non-officer employees who are eligible to participate in the annual incentive bonus plan which is administered by the Compensation Committee). The members of the Executive Committee are Norman Abramson and John Ortega II (Chairman). During the Fiscal Year, the Executive Committee met informally on a regular basis.

     Audit Committee. The principal duties of the Audit Committee are to nominate the firm of independent public accountants as auditors of the books, records and accounts of the Company; to meet with the independent accountants to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management and independent accountants to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Norman Abramson, Herman
D. Epstein and George Foos (Chairman). During the Fiscal Year, the Audit Committee held one meeting.

     Compensation Committee. The Compensation Committee is comprised of all non-employee directors, each of whom has never been an officer or employee of the Company. The members of the Compensation Committee are Herman D. Epstein (Chairman) and George Foos. The principal functions of the Compensation Committee are to evaluate the performance of the Company's officers, including the members of the Executive Committee, and to approve the Company's compensation plans and arrangements relating to such persons, including, but not limited to, approval of loans to, or guarantying the obligations of, such officers. The Compensation Committee also administers and makes compensation determinations under (i) all of the Company's stock option plans and (ii) the Company's annual incentive bonus plan. In addition, it has authority to determine the Company's contribution under the Company's Associates Savings and Investment Plan. The Compensation Committee met four times during the Fiscal Year.

     Corporate Expansion Committee. The principal duties of this Committee are to represent the interests of the Company in connection with real estate-related transactions between the Company and certain partnerships comprised of certain current and former executive officers and directors of the Company. The members of this Committee, each a non-employee director, are Herman D. Epstein and George Foos (Chairman). The Corporate Expansion Committee did not meet during the Fiscal Year; however, it did take action by Unanimous Written Consent once during Fiscal 1995.

     Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the Fiscal Year and
(ii) the total number of meetings held by all committees of the Board on which he served during the Fiscal Year.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company are not paid any fees or remuneration, as such, for service on the Board or on any Board Committee.

     Cash Compensation. In Fiscal 1995, each non-employee director received a monthly retainer of $1,500 for the months of February to April, 1995 and $4,500 for the months of May 1995 to January 1996. The increase in the monthly retainer related to the additional time commitment asked of the outside members of the Board during a period of significant reengineering of the Company. Effective in February 1996, such monthly retainer reverted to $1,500. In addition, each non-employee director received $1,500 for each Board meeting that he attended and $750 for each telephonic Board meeting in which he participated. Each non-employee director also received $1,000 for each committee meeting that he attended in person as a member, $2,000 for each committee meeting that he attended in person and chaired and $750 for each telephonic committee meeting in which he participated.

     Non-Employee Directors Nonqualified Stock Option Plan. Each non-employee director is eligible to receive stock options under the Company's Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"), a non-discretionary formula stock option plan. Each director who is a non-employee director who holds office immediately after the Company's annual meeting of stockholders receives an option to purchase 10,000 shares of Common Stock, subject to the limitation that the aggregate number of shares of Common Stock for which options may be granted to any non-employee director under the Plan shall not exceed an amount which when added to all prior option grants (whether or not exercised) relating to the Common Stock granted to such non-employee director during the lifetime of his service to the Company (whether under the Plan or under another Company employee benefit plan) equals 60,000 shares. The price per share at which an option may be exercised is the fair market value per share on the date the option is granted and each option granted shall vest pro rata over a three-year period. Upon the occurrence of any event or series of events in connection with a tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events which, in the opinion of the Board of Directors, will or is likely to, if carried out, result in a change of control of the Company or if during a period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (subject to certain exceptions set forth in the Plan), the options shall, notwithstanding the three-year vesting period, become immediately exercisable in full.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received for the three fiscal years ended January 27, 1996 ("Fiscal 1995"), January 28, 1995 ("Fiscal 1994") and January 29, 1994 ("Fiscal 1993"), respectively, by the Company's Chief Executive Officer during Fiscal 1995, the four most highly-paid executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of Fiscal 1995 and two additional individuals who would have been among the four most highly-paid executive officers, other than the Chief Executive Officer, but for the fact that they were not serving as executive officers at the end of Fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                     ANNUAL COMPENSATION(1)            AWARDS
                                              ------------------------------------   -----------
                                                                         OTHER       SECURITIES
                                                                         ANNUAL      UNDERLYING     ALL OTHER
                                                                      COMPENSATION   OPTIONS/SARS  COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)       ($)(2)          (#)          ($)(3)
- ------------------------------------  ----    --------    ---------   ------------   -----------   ------------
John Ortega II......................  1995    $470,962    $     -0-     $ 59,794           -0-       $  2,160
  Chairman of the Board and           1994     470,962          -0-       60,482           -0-          2,160
  Chief Executive Officer             1993     470,962      241,884        7,542       250,000        124,474
Norman Abramson.....................  1995     386,826          -0-       13,992       200,000          4,639
  President and Chief                 1994     386,826          -0-       11,103           -0-          4,657
  Operating Officer                   1993     386,826      119,849       10,578       109,000        107,978
David A. Sejpal.....................  1995     250,000       50,000        5,878           -0-          1,444
  Vice President -- Chief             1994     227,076          -0-       32,418       100,000          1,203
  Financial Officer                   1993     184,923       68,442        4,219       142,000         50,546
Lynne Sperling......................  1995     258,101          -0-          -0-       100,000            -0-
  Vice President -- General           1994         -0-          -0-          -0-           -0-            -0-
  Merchandise Manager(4)              1993         -0-          -0-          -0-           -0-            -0-
Barry Grosser.......................  1995     227,346          -0-          -0-        20,000            -0-
  Vice President -- Store             1994     240,915          -0-          -0-           -0-            -0-
  Operations(5)                       1993     234,923       23,500          -0-        29,000         14,363
Jeffrey R. Dake.....................  1995     194,000          -0-       36,353           -0-          2,075
  Vice President -- Real Estate       1994     194,000          -0-       34,316           -0-            319
  and Construction                    1993     187,822       18,509       31,285        55,000         28,643
Charles Castaneda...................  1995     138,019       10,000       34,800        10,000            -0-
  Vice President -- Merchandise       1994      60,110          -0-        6,995        25,000            -0-
  Planning and Control(6)             1993         -0-          -0-          -0-           -0-            -0-

- ---------------

(1) Portions of annual compensation for Fiscal 1993 were deferred under the Company's non-qualified deferred compensation plan which was terminated in Fiscal 1994.

(2) The amounts disclosed in this column include:

     (a) With respect to Mr. Ortega, the Fiscal 1995 and 1994 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance in the amounts of $8,671 and $7,717, respectively, and payments relating to perquisites in the amounts of $51,123 and $52,765, respectively. The amounts attributable to perquisites include a non-accountable automobile allowance in the amount of $30,000 for each of Fiscal 1995 and 1994, and premiums for supplemental executive health insurance in the amount of $14,472 for each of Fiscal 1995 and 1994; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1993 amount reflects tax gross-up payments relating to term and universal life insurance and long term disability insurance; perquisites provided to Mr. Ortega in Fiscal 1993 under various Company programs do not meet the disclosure threshold established by the SEC.

     (b) With respect to Mr. Abramson, the Fiscal 1995, 1994 and 1993 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance. Perquisites provided to Mr. Abramson in each of Fiscal 1995, 1994 and 1993 under various Company programs do not meet the disclosure threshold established by the SEC.

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

     (c) With respect to Mr. Sejpal, the Fiscal 1995 and 1993 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance; perquisites provided to Mr. Sejpal in each of Fiscal 1995 and 1993 under various Company programs do not meet the disclosure threshold established by the SEC. The Fiscal 1994 amount reflects tax gross-up payments relating to term and universal life insurance and long term disability insurance in the amount of $4,475 and payments relating to perquisites in the amount of $27,943. The amount attributable to perquisites includes a non-accountable automobile allowance in the amount of $8,400 and premiums for supplemental executive health insurance in the amount of $14,472; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC.

     (d) Perquisites provided to Ms. Sperling in Fiscal 1995 under various Company programs do not meet the disclosure threshold established by the SEC. Ms. Sperling was not employed by the Company in Fiscal 1994 and 1993.

     (e) Perquisites provided to Mr. Grosser in each of Fiscal 1995, 1994 and 1993 under various Company programs do not meet the disclosure threshold established by the SEC.

     (f) With respect to Mr. Dake, the Fiscal 1995 amount reflects tax gross-up payments relating to term and universal life insurance and long-term disability insurance in the amount of $6,288 and payments relating to perquisites in the amount of $30,065. The amount attributable to perquisites includes a non-accountable automobile allowance in the amount of $8,400 and premiums for supplemental executive health insurance in the amount of $14,472; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1994 and 1993 amounts reflect tax gross-up payments relating to term and universal life insurance, long term disability insurance and the lease of an apartment for Mr. Dake in the amounts of $7,818 and $7,583, respectively, and payments relating to perquisites in the amounts of $26,498 and $23,702, respectively. The amounts attributable to perquisites include a non-accountable automobile allowance in the amount of $8,400 for each of Fiscal 1994 and 1993, and rent payments for the lease of an apartment for Mr. Dake in the amount of $7,740 for each of Fiscal 1994 and 1993; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC.

     (g) With respect to Mr. Castaneda, the Fiscal 1995 amount reflects perquisites, including payments for moving expenses in the amount of $29,608; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1994 amount reflects perquisites consisting entirely of payments for moving expenses in the amount of $6,995. Mr. Castaneda was not employed by the Company in Fiscal 1993.

(3) The Fiscal 1995 amounts disclosed in this column include payment by the Company in Fiscal 1995 of premiums for term life insurance on behalf of Messrs. Ortega, Abramson, Sejpal and Dake in the amounts of $2,160, $4,639, $1,444 and $2,075, respectively.

(4) Ms. Sperling ceased to be Vice President-General Merchandise Manager and an employee of the Company on December 14, 1995.

(5) Mr. Grosser ceased to be Vice President-Store Operations and an employee of the Company on December 21, 1995.

(6) Mr. Castaneda was hired by the Company in August 1994.

STOCK OPTIONS

     During Fiscal 1995, no options were granted to John Ortega II, the Chief Executive Officer of the Company. Of the other named executive officers, only Norman Abramson, Lynne Sperling, Barry Grosser and Charles Castaneda were granted options during the Fiscal Year. Accordingly, the following table includes the number of options granted to Messrs. Abramson, Grosser and Castaneda and Ms. Sperling during Fiscal 1995. Also reported are the exercise price, expiration date and the grant date value of the options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                            -----------------------------------------------------------      GRANT DATE
                             NUMBER OF         % OF TOTAL                                      VALUE
                             SECURITIES       OPTIONS/SARS                                   ----------
                             UNDERLYING        GRANTED TO     EXERCISE OR                    GRANT DATE
                            OPTIONS/SARS      EMPLOYEES IN    BASE PRICE     EXPIRATION       PRESENT
           NAME              GRANTED(#)       FISCAL YEAR      ($/SH)(1)        DATE         VALUE $(2)
- --------------------------  ------------      ------------    -----------    ----------      ----------
Norman Abramson...........     200,000(3)(5)      32.44%        $3.1875      09/22/2005       $544,000(8)
Lynne Sperling............     100,000(4)(5)      16.22          2.750       03/08/2005(6)     233,000(8)
Barry Grosser.............      20,000(4)(5)       3.24          3.1875      09/22/2005(7)      54,400(8)
Charles Castaneda.........      10,000(4)(5)       1.62          3.1875      09/22/2005         27,200(8)

- ---------------

(1) All options were granted at the market price on the date of grant.

(2) This value was calculated by William M. Mercer Incorporated using the Black-Scholes option pricing model. The actual value, if any, the executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; accordingly, there is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model. See also footnote 8 below.

(3) Nonqualified stock options which vest pro rata over a three-year period from the date of grant.

(4) Nonqualified stock options which vest pro rata over a five-year period from the date of grant.

(5) Upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company or upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders or upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out result in a change of control of the Company or if during a period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (subject to certain exceptions set forth in the Plan), the options shall, notwithstanding the installment provisions, become immediately exercisable in full.

(6) Original term was set to expire on March 8, 2005; however, Ms. Sperling ceased to be an employee of the Company on December 14, 1995, causing early termination of the options on March 14, 1996.

(7) Original term was set to expire on September 22, 2005; however, Mr. Grosser ceased to be an employee of the Company on December 21, 1995, causing early termination of the options on March 21, 1996.

(8) The estimated values under the Black-Scholes model are based on the following assumptions: (a) a dividend yield equal to 0.0% because the Company had no dividends at the time of grant; (b) the option will not be exercised until the date of expiration; (c) volatility expressed as standard deviation of the stock price calculated over 180 days prior to the date of grant as set forth below; (d) a riskless rate of return equal to the rate for a Treasury Bond having the same term as the option grant as set forth below; (e) no discount for vesting restrictions on the option grant; and (f) options for Ms. Sperling and Mr. Grosser valued based on the full term of the options on the date of grant.

                                          EXPIRATION                            RISKLESS RATE
                 EXERCISE PRICE              DATE            VOLATILITY           OF RETURN
        --------------------------------  ----------         ----------         -------------
                    $3.1875               09/22/2005            0.805                 6.2%
                      2.750               03/08/2005            0.770                 7.2

     The following table includes the number of shares acquired by the named executive officers upon exercise of stock options and the aggregate dollar value realized upon such exercise during Fiscal 1995 and the number of shares covered by both exercisable and unexercisable stock options as of January 27, 1996 for the named executive officers. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock options and the year-end price of the Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                           NUMBER OF                          OPTIONS/SARS AT                 OPTIONS/SARS AT
                            SHARES                               FY-END(#)                    FY-END($)(1)(2)
                           ACQUIRED         VALUE       ----------------------------    ----------------------------
          NAME            ON EXERCISE    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------  -----------    -----------    -----------    -------------    -----------    -------------
John Ortega II..........     -0-            $ -0-         473,333         110,000          $ -0-           $ -0-
Norman Abramson.........     -0-              -0-         291,078         236,334            -0-             -0-
David A. Sejpal.........     -0-              -0-         156,800         165,200            -0-             -0-
Lynne Sperling..........     -0-              -0-             -0-         100,000            -0-             -0-
Barry Grosser...........     -0-              -0-          43,600          45,400            -0-             -0-
Jeffrey R. Dake.........     -0-              -0-          72,200          33,000            -0-             -0-
Charles Castaneda.......     -0-              -0-           5,000          30,000            -0-             -0-

- ---------------

(1) Represents the positive difference between the closing price of the Common Stock on Friday, January 26, 1996 (the last stock trading day of the Fiscal
    Year) and the exercise price of the options.

(2) Excludes the value of all unexercised options for which the fair market value of the Common Stock on January 26, 1996 was less than the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an employment agreement entered into on April 13, 1994 (the "Agreement"), unless otherwise stated herein, Norman Abramson, President, Chief Operating Officer and a director, is (i) entitled to an initial base salary of $386,826 per year, based on a 52 week year, which is subject to review and upward adjustment as determined annually by the Compensation Committee of the Board of Directors; (ii) eligible to participate in any of the Company's cash bonus plans, 401(k) Plan and such other similar plans as may be adopted by the Company; (iii) eligible at the end of each year for payment of a discretionary performance bonus; (iv) eligible to participate in all of the Company's long term incentive compensation plans; (v) entitled to an automobile allowance of at least $8,400 per year; (vi) eligible to participate in, and be covered by, all other employee benefits generally provided to a member of the Executive Committee of the Company, and (vii) entitled to reimbursement for all expenses incurred in relation to the business of the Company. The initial term of the Agreement expired May 30, 1995; however, on such date the term of the Agreement was automatically extended for an additional period of one year, and on the 30th day of May of each year thereafter (unless the Agreement is previously terminated), the term of the Agreement shall be automatically extended for an additional period of one year unless either party shall provide the other with at least thirty days written notice prior to such May 30th of the party's intent to terminate the Agreement. Notwithstanding the foregoing, the Agreement (i) may be terminated by the Company at any time upon written notice for cause (i.e., misappropriation of the Company's assets resulting in a material loss to the Company); (ii) shall automatically terminate upon Mr. Abramson's death; and
(iii) may be terminated by Mr. Abramson upon sixty days prior written notice. In addition, Mr. Abramson's term of employment may be terminated without cause upon thirty days prior written notice by the Company. In the event the Company shall give written notice of its intent not to extend the term of the Agreement for an additional term of one year, or otherwise gives notice of termination without cause, Mr. Abramson shall receive his full salary for the month in which he is terminated and thereafter shall be entitled to receive for a period of twelve months his full base salary and the health, life, disability, insurance benefits and other employee benefits described above ("Termination Benefits"). During such twelve month continuation period, Mr. Abramson will provide advisory services from time to time to the Chairman of the Board and the Chief Executive Officer of the Company as reasonably requested by such individuals and acceptable in timing and scope to Mr. Abramson. If Mr. Abramson accepts employment from any other party during the twelve month continuation period, the cash salary and Termination Benefits will immediately terminate on the date on which such new employment commences and Mr. Abramson will receive a lump sum severance payment equal to 80% of the balance of the continued salary then payable to him.

     If either the Company elects to terminate Mr. Abramson without cause within 90 days before or one year after a Change in Control (as hereinafter defined) or Mr. Abramson elects to resign with good reason (as defined in the Agreement) within one year after a Change in Control, the Company shall (i) pay Mr. Abramson an aggregate amount equal to twelve months of his base salary then in effect and any bonus amount earned pursuant to the Company's annual incentive bonus plan which would otherwise be paid during the twelve month period commencing on the day of the termination or resignation in connection with the Change in Control, and (ii) provide Mr. Abramson all Termination Benefits. In addition, with respect to all options or awards granted to Mr. Abramson under the Company's stock based compensation plans, upon a Change of Control, the date of exercisability of each outstanding option and the date on which all vesting or performance restrictions lapse on any stock award shall be immediately accelerated. As used in the Agreement, subject to certain exceptions, the term "Change of Control" means: (i) a merger, consolidation or reorganization of the Company into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held directly or indirectly in the aggregate by the holders of Voting Stock (as defined below) of the Company immediately prior to such transaction; (ii) the Company sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then outstanding voting securities of which are held directly or indirectly in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale; (iii) there is a report filed on Schedule 13D or Schedule 14D-1, each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that any person has become the beneficial owner of securities representing 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock"); (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in, or in response to, Form 8-K or Schedule 14A that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then existing contract or transaction; or (v) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. The Agreement also contains certain non-compete and protection of proprietary information provisions.

     Pursuant to an employment agreement entered into on June 28, 1991, Barry Grosser, formerly Vice President-Store Operations, was (i) entitled to an initial annual base salary of $210,000, (ii) eligible to participate in the Company's bonus plan for Fiscal 1992, and (iii) entitled to an allowance not to exceed $35,000 for relocation expenses. In addition, pursuant to such employment agreement, Mr. Grosser received 40,000 options to purchase shares of Common Stock. Mr. Grosser also was entitled to (i) medical, life and long term disability insurance benefits commensurate with officers with less than five years employment with the Company and (ii) a severance payment (except for termination for cause), initially (at July 17, 1992) equal to three months of prorated base salary, which increased by one month's prorated base salary (to a maximum of six month's prorated base salary) for each year of service after July 17, 1992. On December 21, 1996, the Company terminated the employment of Mr. Grosser. Upon termination, the Company paid Grosser postpetition wages and with respect to certain prepetition claims (e.g., vacation pay and severance benefits), the Company paid $4,000, the maximum amount permitted by the Bankruptcy Code and by a previous Bankruptcy Court order. The Company is in the process of pursuing its remedies with respect to a promissory note executed by Grosser in favor of the Company in the outstanding amount of $34,727.45. On February 15, 1996, the Bankruptcy Court entered an order authorizing the Company to reject Grosser's employment contract as of January 19, 1996. Grosser has asserted a rejection damages claim against the

Company in an unspecified amount and has also asserted that he is entitled to set off such damages to satisfy the indebtedness to the Company that is described above.

     Pursuant to a Severance Agreement dated as of October 10, 1994, David A. Sejpal, Vice President-Chief Financial Officer, Treasurer and Secretary, is entitled to a severance payment if terminated without cause equal to eight months of prorated base salary. Such severance amount shall increase by one additional month of prorated base salary (to a maximum of twelve months' prorated base salary) for each full twelve-month period of service after October 10, 1994. Notwithstanding the foregoing, the Agreement (i) may be terminated by the Company at any time upon written notice for cause; (ii) shall automatically terminate upon Mr. Sejpal's death; and (iii) shall be terminated if Mr. Sejpal elects to terminate his employment with the Company. However, if Mr. Sejpal elects to terminate his employment with good reason (as defined in the Agreement) within one year after a Change in Control (as defined above), the Company shall pay an amount equal to the above severance benefit to Mr. Sejpal. The Agreement also contains certain non-compete and protection of proprietary information provisions.

     In addition to the agreements with Messrs. Abramson, Grosser and Sejpal, certain of the Company's plans contain termination or change of control provisions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee determines the compensation of all executive officers of the Company, including John Ortega II, the Company's Chief Executive Officer. All of the members of the Compensation Committee are non-employee directors of the Company.

  Compensation Philosophy and Overall Objectives of the Executive Compensation Program

     The fiscal year ended January 27, 1996 ("Fiscal 1995") was one of the most difficult in the history of the Company and was one of the worst for the women's specialty apparel industry. In Fiscal 1995, the Company and certain of its subsidiaries filed for protection under chapter 11 of the United States Bankruptcy Code.

     In the course of such year, the Company was faced with assessing management's performance in the context of the aforementioned depressed economic circumstance and providing appropriate incentives to address the changing economic environment and business circumstances which were in continuous flux throughout the Fiscal Year.

     As noted by the Compensation Committee in prior years, the Committee views the compensation process to be evolutionary. Recognizing that this is a complex area and that there is no perfect program that meets the needs of every company, change should be expected from time to time as the Compensation Committee evaluates performance in a changing economic and regulatory environment against the backdrop of the Company's evolution as a nation-wide retail chain of women's apparel stores.

     During Fiscal 1995, the Compensation Committee was active in addressing the compensation issues in light of the dynamic economic environment. In April 1995, the Compensation Committee articulated its philosophy for Fiscal 1995, stating that compensation decisions for all executive officers of the Company were based upon three primary themes: (i) offer base compensation sufficient to attract and retain high quality management talent; (ii) provide variable compensation components (including short and long-term incentive awards) which are linked with the performance of the Company and that align executive remuneration with the interests of the stockholders; and (iii) provide a compensation package which is competitive with or exceeds that of a peer group selected by the Company.

     In September 1995, faced with a continuing economic downturn, the probable fact that the goals set for economic performance in connection with its 1995 incentive bonus plan would not be met by any participating employee (including non-executive officers) and the issue of retention of key-employees, the Compensation

Committee made certain adjustments to the incentive program, recognizing that not all classes of participating employees have the ability to directly impact sales. Accordingly, as noted below, the Committee adopted a new incentive bonus plan for Fiscal 1995 to better meet the needs of the Company and recognized that individual merit bonuses, viewed on a case-by-case basis, also should be included in the Company's compensation plans.

     In general, the Company's policy is to utilize, whenever appropriate, legally available tax deductions. However, there are circumstances where other Company policies are considered beneficial to the long-term interest of the Company and the stockholders, regardless of whether the implementation of those policies results in tax deductible expenses to the Company. In Fiscal 1995, since no executive officer of the Company was expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the related regulations), with the exception noted below, the Company did not take steps to comply with the $1 million annual compensation limitation set forth in Section 162(m) of the Code relating to compensation paid or to be paid in Fiscal 1995. In Fiscal 1994, the Company's stockholders at the 1994 annual meeting of stockholders, among other things, adopted and approved a proposal to amend the Company's 1991 Stock Option Plan (the "1991 Plan") to have stock options granted pursuant to the 1991 Plan qualify for federal tax deductibility under Section 162(m) of the Code. In the fiscal year ending January 25, 1997 ("Fiscal 1996"), since no executive officer of the Company is expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m) of the Code), the Company has not taken steps to comply with the $1 million annual compensation limitation relating to compensation paid or to be paid in Fiscal 1996.

  Compensation Program Components

     In Fiscal 1995, the components of the Company's executive compensation program consisted of (i) base salary, (ii) the opportunity to earn a year-end bonus determined under an incentive bonus program, (iii) awards under the Company's discretionary stock option plans, (iv) individual merit bonuses, viewed on a case-by-case basis, and (v) discretionary Company contributions under The Clothestime, Inc. Associates Savings and Investment Plan (the "401(k) Plan").

     The Compensation Committee was provided in Fiscal 1995 with compensation data from an outside professional compensation consultant as well as from the Company's Executive Committee and Chief Financial Officer. In particular, for Fiscal 1995, the outside compensation consultant provided compensation data for certain executive officers (similarly titled to the Company's executive officers) of nine publicly-traded companies in the women's apparel business (the "peer group companies"). The peer group companies were selected by the Company with the assistance of the compensation consultant. The Company attempted to include similarly sized organizations as well as both larger and smaller companies whose median revenues, as a group, approximated those of the Company. The companies in the compensation peer group are identical to those included in the comparison peer group noted in the five-year performance table referenced in this Proxy Statement.

     Base Salary. In view of the loss in Fiscal 1994, the Compensation Committee decided not to increase the base salary of the Chief Executive Officer in Fiscal 1995. In addition, with the exception of two key employees who were promoted to officer positions in Fiscal 1995 and received modest increases in base salary, no other officer of the Company received an increase in base salary.

     Incentive Bonus Plan. Recognizing that management's contribution to stockholder returns comes from maximizing earnings and the quality of those earnings, the Company in April 1995 adopted an incentive bonus plan similar to the incentive plan adopted in Fiscal 1994. The Company established the incentive tiered structure of the bonus program by applying a sliding scale percentage to the Company's net income in excess of certain amounts. Assuming certain threshold net income levels were met, the aggregate amount available under the bonus program for Fiscal 1995 would have been approximately $3 million which would have been allocated among five groups. Participants in each group were eligible to be awarded bonuses by applying the applicable sliding scale percentage to their base salaries (grossed-up for certain benefits). The incentive bonus plan was designed to provide the members of the Executive Committee (comprised of the Chief Executive Officer and the President of the Company) with the largest bonuses if certain net income earning levels were achieved. This feature of the plan was consistent with the decision not to raise base salaries for members of the Executive Committee in Fiscal 1993, 1994 and 1995 and to continue to focus more upon cash incentive compensation which is linked to improvement in corporate performance and increases in stockholder value. The Plan was designed to give the Chief Executive Officer an opportunity to attain the highest bonus amount (namely, a bonus amount equal to 100% of his base salary grossed-up for certain benefits) if certain pretax profit amounts were achieved.

     Another feature of the Fiscal 1995 incentive bonus plan, retained from the Fiscal 1994 incentive bonus plan, provided that those officers (other than members of the Executive Committee) and senior managers who are evaluated by, and meet all of their goals under, the Company's Management-By-Objective Program (the "MBO Program") can double their bonuses. The MBO Program has been implemented by the Executive Committee and complements the performance goals in the incentive bonus plan. The Executive Committee assigns well-defined individual objectives, depending on the respective position, to 25 executive officers and senior managers whose performance is then reviewed by the Executive Committee after fiscal year end. The members of the Executive Committee do not participate in the MBO Program.

     In September 1995, the Compensation Committee re-evaluated whether the then current incentive plan was providing the contemplated incentive for the majority of participating employees of the Company in light of the fact that the continued negative economic environment made it a relative certainty that no participating employee would have the potential of receiving a bonus under the plan. The Compensation Committee noted the following three important factors:
(i) the turn-around status of the Company, (ii) the desire to incentivize employees for the fourth quarter and (iii) recognition of the fact that many employees of the Company who should be incentivized during the turnaround period are in positions which do not directly impact sales.

     Accordingly, the Company, upon the recommendation of the Compensation Committee, terminated its existing Fiscal 1995 incentive bonus program and adopted a new incentive plan entitled the "Fiscal 1995 MBO and Gross Margin Incentive Bonus Program" (the "1995 Incentive MBO Bonus Plan") which was primarily focused on the attainment of high scores in the Company's above-referenced MBO Program. Under the 1995 Incentive MBO Bonus Plan, those MBO participants, other than certain designated buyers and merchants, who attained a score of 85% or more in their MBO reviews would receive a bonus equal to 10% of their base salary. With respect to certain specially designated buyers and merchants (those whose performance of their job function can most directly impact sales), they would be entitled to receive (i) a bonus equal to 10% of their base salary if certain financial milestones were met during the fourth quarter of Fiscal 1995 and (ii) an additional bonus equal to 5% of their base salary if they attained a score of 85% or more in their MBO review. Assuming that all participants in the 1995 Incentive MBO Bonus Plan met all their respective goals, the total liability to the Company would have been approximately $544,000, an amount significantly below the approximately $3 million available under the prior Fiscal 1995 incentive bonus plan. In adopting the 1995 Incentive MBO Bonus Plan, the Compensation Committee recognized that the criteria for granting any bonus to the Chief Executive Officer and the President should be directly related to maximizing earnings and stockholders returns; accordingly, those two executive officers were not eligible to participate in the 1995 Incentive MBO Bonus Plan and were not considered for any other bonus amount. No participant in either the Fiscal 1995 incentive bonus plan or the 1995 Incentive MBO Bonus Plan qualified for a bonus thereunder.

     Stock Options. In Fiscal 1995, the Committee awarded stock options to several of the Company's officers; however, no stock options were awarded to the Chief Executive Officer. Other than awards of stock options to officers which were related to an initial compensation package or as the result of a promotion to the position of officer, the Committee awarded options to only two officers. In both of such cases, the Committee cited the fact that the aggregate average annualized value of long-term incentives for those two officers was below the mean of the peer group. In granting options, the Committee recognized that this portion of executive compensation generates value only if and when the stockholders similarly benefit. See the table under this caption "Compensation of Executive Officers -- Stock Options -- Option/SAR Grants in Last Fiscal Year" herein.

     Discretionary Bonus. In Fiscal 1995, the Vice President-Chief Financial Officer was awarded a discretionary bonus. The Committee, in awarding such bonus, cited his significant efforts throughout the Fiscal Year in cutting costs which enabled the Company to incur less of a loss and his additional and substantial efforts in working with the Company's lenders and factors during a year in which a significant amount of additional time and effort were required. In addition, in connection with his promotion, the Committee awarded a bonus to the Vice President - Merchandise Planning and Control. See "Compensation of Executive Officers -- Summary Compensation Table."

     401(k) Plan. In addition to the executive officers, all employees of the Company who are at least 21 years of age and who have completed one continuous year of service are eligible to participate in the 401(k) Plan, a plan which is intended to qualify under Sections 401(a) and 401(k) of the Code. In Fiscal 1995, the Chief Executive Officer did not participate in the 401(k) Plan; however, certain other executive officers did participate in such Plan. For Fiscal 1995, the Board approved a Company matching contribution for all participants of up to 2% of the employee's salary. The 401(k) Plan is solely designed to be a retirement program. Accordingly, the level of the Company's contribution was related to the Company's financial ability to make a contribution and the competitive compensation packages offered to employees at comparable companies.

                                          THE CLOTHESTIME, INC.
                                          COMPENSATION COMMITTEE

                                          Herman D. Epstein (Chairman)
                                          George Foos

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on (i) the Dow Jones Equity Market Index; and (ii) an index of nine
(9) peer companies selected by the Company. The peer group was selected by the Company with the assistance of an outside compensation consultant. The search was limited to publicly-traded companies in the women's apparel business. This peer group index is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge.

     The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


      MEASUREMENT PERIOD          CTME STOCK      D.J. EQUITY     PEER GROUP
    (FISCAL YEAR COVERED)            PRICE       MARKET INDEX      INDEX **
    ---------------------         ----------     ------------     ----------
FY 1990                               100             100             100
FY 1991                               578             130             177
FY 1992                               648             142             253
FY 1993                               381             159             160
FY 1994                               190             160             123
FY 1995                                51             218              81

 * The graph assumes that the value of the investment in the Company's Common Stock and in each index was $100 at January 26, 1991 ("FY 1990") and that all dividends were reinvested. The returns of each component issuer in the peer group has been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

** Ann Taylor Stores Corporation; Cache Inc.; Cato Corporation; Charming Shoppes
   Inc.; Dress Barn Inc.; Gantos, Inc.; Merry-Go-Round Enterprises, Inc.; Ross Stores, Inc.; and Stein Mart, Inc.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In March 1988, the Company entered into a lease (the "Lease") with a partnership (the "Partnership") comprised of Raymond A. DeAngelo, August DeAngelo, John Ortega II and Michael P. DeAngelo (Mr. Raymond A. DeAngelo being a principal stockholder of the Company, Mr. August DeAngelo being the father of Raymond and Michael DeAngelo, brothers, and Mr. Ortega being a principal stockholder, a director and an executive officer of the Company), respecting three parcels of real property which include the five-acre tract on which the Company's headquarters and distribution/warehouse facility (the "Headquarters Building") is located and two unimproved parcels (one of which is adjacent to the aforementioned five-acre parcel). The office and distribution center consists of approximately 27,000 square feet of two-story office space and approximately 82,400 square feet of warehouse space. The Lease term commenced on December 1, 1988 and will expire on November 30, 1998. Rent for the first year was 52 cents per square foot per month (an initial annual rent of $682,956) plus insurance, taxes, maintenance and other incidental costs. In subsequent years, the monthly rental adjusts with the Consumer Price Index ("CPI"); however, the minimum monthly rent must in no event be less than 104% or more than 108% of the minimum rent in effect immediately preceding the adjustment. Pursuant to the Lease, the Company paid the Partnership during Fiscal 1995 rent of $895,126.44. Subject to the approval of the Bankruptcy Court, the Company can reject executory contracts, including leases, under the relevant provisions of the Bankruptcy Code. Subject to the Company's right to reject the Lease, the Company is currently attempting to reduce its occupancy costs, including minimum monthly rent, under the Lease through negotiations with the Partnership.

     On January 6, 1995, Raymond A. DeAngelo resigned as an officer, director and employee of the Company and each subsidiary of the Company, and pursuant to a Consulting Agreement dated as of the same date agreed to serve as a Consultant to the Company and MRJ until January 6, 1997. As a Consultant, Mr. DeAngelo agreed to provide a monthly written report discussing, among other things, trends with respect to retail stores which are competitive with the Company; in addition, Mr. DeAngelo agreed to render such other services as the Company or MRJ assigned from time to time, which services were to be consistent with those rendered by Mr. DeAngelo in his position prior to termination of employment. In consideration for the performance of such consulting services, the Company agreed to pay Mr. DeAngelo $1,000,000 payable in twenty-four equal monthly installments. On February 9, 1996, the Company filed a motion seeking Bankruptcy Court authority to reject the Consulting Agreement with Mr. DeAngelo pursuant to section 365 of the Bankruptcy Code. On March 22, 1996, the Bankruptcy Court entered an order granting the relief requested in such motion and authorizing the Company to reject the Consulting Agreement effective as of February 29, 1996. To the Company's knowledge, Mr. DeAngelo has not yet asserted a claim for damages resulting from the rejection of the Agreement.

     Pursuant to a Settlement and Release Agreement dated as of January 6, 1995 (the "Settlement Agreement"), in consideration for the mutual release by the Company and Raymond A. DeAngelo of all claims and demands either party had or may have had based on acts or events occurring on or before the date of the Settlement Agreement, Raymond A. DeAngelo received $250,000 in cash. The Company also agreed to (i) pay premiums on a $1,000,000 life insurance policy for a two-year period; (ii) pay premiums on a long-term disability policy for a two-year period; (iii) accelerate the vesting of 180,000 options to purchase shares of the Company's common stock previously granted to Mr. DeAngelo; (iv) extend the post-termination exercise period to five years following termination with respect to 250,000 options to purchase shares of the Company's common stock previously granted to Mr. DeAngelo; (v) reimburse Mr. DeAngelo for premiums paid by him if he elects to participate in any of the Company's group health insurance plans pursuant to COBRA for a period of eighteen months; (vi) pay Mr. DeAngelo $3,000 per year for a two-year period for the purchase of additional health insurance benefits; and (vii) pay Mr. DeAngelo up to $5,000 for legal expenses incurred in connection with the Agreement. The Agreement also contains certain provisions relating to the voting of Mr. DeAngelo's shares of common stock of the Company and certain provisions relating to confidential information. The Company has not made any payments in connection with the Settlement Agreement since December 8, 1995, the date on which the Company and certain of its subsidiaries filed petitions in the Bankruptcy Court seeking reorganization under chapter 11 of the Bankruptcy Code. Such payments constitute payments on prepetition claims, which are prohibited by the Bankruptcy Code.

Accordingly, Mr. DeAngelo may take the position that he is not required to perform his obligations under the Settlement Agreement.

     In the opinion of management, the terms of the above-described agreements are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 27, 1996, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

        RELATIONSHIP OF THE COMPANY WITH INDEPENDENT PUBLIC ACCOUNTANTS

                                   PROPOSAL 2

     The Board of Directors has appointed an Audit Committee, whose members and functions are described above under the caption "Information About the Board of Directors and Committees of the Board." Upon the recommendation of the Audit Committee, the Board of Directors selected the firm of KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, as auditors for Fiscal 1995 and have selected such firm to act as auditors for Fiscal 1996. Peat Marwick served as the Company's independent accountants for Fiscal 1995, and during the course of Fiscal 1995 also were engaged by the Company to provide certain consulting services. Representatives of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The stockholders are requested to ratify the appointment of Peat Marwick, independent certified public accountants, as the auditors for the Company for Fiscal 1996.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PEAT MARWICK AS AUDITORS FOR FISCAL 1996.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to submit proposals to the Company's stockholders at the annual meeting of stockholders to be held in 1997 must submit such proposals to the Company no later than January 14, 1997, in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.

                                 ANNUAL REPORT

     A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT, ATTENTION: MR. DAVID A. SEJPAL, VICE PRESIDENT -- CHIEF FINANCIAL OFFICER. COPIES OF EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE CHARGED TO A STOCKHOLDER REQUESTING EXHIBITS.

                                          By Order of the Board of Directors,

                                          [SIG]
                                          David A. Sejpal
                                          Secretary
Anaheim, California
Dated: May 14, 1996

               PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                            THE CLOTHESTIME, INC.

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
             DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned stockholder(s) of The Clothestime, Inc. (the "Company") hereby appoints Mr. John Ortega II, Mr. David A. Sejpal, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 14, 1996, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on April 24, 1996, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 2, FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

        (Continued and to be Voted, Signed and Dated on Reverse Side)

                            THE CLOTHESTIME, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

               EACH PROPOSAL HAS BEEN PROPOSED BY THE COMPANY.


1. ELECTION OF DIRECTORS

   Nominees for election to the Board of Directors as Class II

   Directors: Norman Abramson
              Herman D. Epstein

                  FOR
              all nominees                   WITHHOLD
           listed (except as                 AUTHORITY
           indicated to the               to vote for all
               contrary                   nominees listed
                  / /                           / /

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name on the space provided below.)

               ---------------------------------------------------------

2. Proposal to ratify the selection of the accounting firm of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 25, 1997.

                  FOR          AGAINST          ABSTAIN
                  / /            / /              / /

3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.


                                      I PLAN TO ATTEND THE MEETING.  / /

                                      Dated:                        , 1996
                                            ------------------------

                                      ------------------------------------
                                                  (Signature)

                                      ------------------------------------
                                          (Signature, if held jointly)

                                      (Please date this Proxy and sign exactly, as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)